Exhibit 10.64

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into by and between VIRAL GENETICS, INC., a Delaware corporation (the "Client"), and Brett Mitchell, ("Consultant") effective the date affixed hereof.

(the Client and Consultant are jointly referred to herein as the "Parties")

WHEREAS, Client is a Client engaged in the business of developing and distributing biomedical products and technology; and

WHEREAS, Consultant has been engaged in and has experience in the Client's business; and

WHEREAS, the Client desires to provide for the engagement of Consultant, to clearly set forth the relationship between the parties, and to restrict Consultant from using certain confidential information and from competing with the Client in the future.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

1) Non-Exclusive Engagement of Consultant; Term. The Client hereby engages Consultant as its non exclusive provider of the consulting services described in this Agreement and as a member of Client's scientific advisory board for a term (the "Term") which will commence on the date of this Agreement and end on the one-year anniversary of the date of execution hereof, provided that unless otherwise terminated by either party as provided for herein this Agreement shall automatically renew for additional one-year terms on the same terms and conditions.

2) Consultant Services. Subject to the terms and conditions set forth in this Agreement, Consultant will provide the following services to the Client as directed by the Client (the "Services").

a)	Consultant will advise and assist the Client with the worldwide development, evaluation, analysis, testing, research, and study of its technology and products including, without limitation, those derived from or utilizing Targeted Peptides and Metabolic Disruption technologies;
b)	Consultant will assist and advise the Client in regulatory dealings and correspondence with the United States Food and Drug Administration ("FDA"), EMEA, and other regulatory agencies in connection with seeking permission for clinical trials, regulatory approvals, drug and device testing and registration, and other development activities for Client's products, including, without limitation, the drafting, design, review, submission and/or finalization of sponsor- or physician initiated Investigational New Drug applications with the FDA;
c)	Consultant will design, recommend and analyze other drug development studies of the Client's technology and products;
d)	Consultant will assist Client in the drafting and review of any documents necessary to obtain or maintain patent protection of its technology and products or Consultant Creations (as hereinafter defined in Exhibit B);
e)	Consultant shall review and provide comment on any manuscripts or abstracts relating to its technology and products, whether authored by Consultant or not, provided they relate to his areas of expertise;
f)	Consultant will advise and assist the Client on other medical and clinical issues with respect to the Client's products provided Consultant has applicable expertise, as reasonably requested from time to time by the Client.

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Services shall not

(i)	involve any use of the facilities, space, materials or other resources of the academic or medical institution at which Consultant is then employed ("Institution") (provided that use alone by the Consultant of the Consultant's office space, phone, email, computer, word processor and similar assets shall not be considered a prohibited use of Institution's resources),
(ii)	use direct or indirect financial support from Institution, including funding from any outside source awarded to or administered by Institution unless specifically appropriated and allocated for such purpose, or

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant's appointment at Institution.

3) Method of Providing Services. Consultant shall be available for a teleconference meeting with the management of the Client at least twice per month during the Term. Consultant will perform Services, and may communicate with the Client's management and other parties, through personal meetings, correspondence, telephone or video conferences, and such other methods, and at such times, as mutually determined , subject to the reasonable convenience of the parties. Unless requested otherwise by the Client, Consultant shall communicate with the Client 's management through the Client's President. Acting in good faith and consistent with ordinary business practices with respect to advisory relationships, Consultant shall devote a reasonable amount of time per month to the provision of the Services described herein provided that this does not materially conflict with Consultant's appointment at Institution.

4) Performance. Consultant agrees to at all times faithfully, industriously, and to the reasonable best of his abilities, experience, and talents, perform all of the Services that may be required of and from him pursuant to the express and explicit terms hereof.

5) Independence of Parties. Nothing contained in this Agreement shall constitute either party as an employee, partner, co-venturer or agent of the other, it being intended that each shall act as an independent contractor with respect to the other. Consultant is not authorized to speak on behalf of the Client or bind it in any manner.

6) Compensation.

a)	Fees. For and in consideration of the agreement of Consultant to enter into this Agreement and as an incentive for the Consultant to use their best efforts in pursuit of the Company's business, on March 31, 2012 and at the end of each three-month period during the Term thereafter (each such period, a "Payment Period"), the Company will issue to Consultant $7,500 payable in shares of common stock of Client at a price equal to the volume-weighted average closing price of the shares as reported on www.otcmarkets.com for the twenty (20) trading days ending on the date such Payment Period ends. In the event a Payment Period is less than three months due to the earlier termination of this Agreement by either party, the Fee for such Payment Period shall be prorated for the elapsed portion of the Payment Period. Shares issuable in connection herewith shall be issued and delivered within thirty (30) calendar days of the end of the Payment Period.
b)	Benefits, Other Consideration. No benefits, vacation pay, or other consideration or remuneration of any kind shall be owed to Consultant by the Client, unless specifically referenced herein.
c)	Reimbursement of Expenses. The Client shall reimburse all expenses incurred by Consultant in the performance of the Services, provided that any such expenses in excess of $100 shall require the prior, written authorization of the Client.

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7) Client Representations and Warranties. The Client hereby represents and warrants, knowing that Consultant is relying thereon, that:

a)	The Client is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Client is qualified to do business as a foreign corporation in each state in which its business requires it to be so qualified.
b)	Upon receipt of the full exercise price, where applicable, all shares issued to Consultant under the Option will be duly and validly issued, fully paid and non-assessable, and will be delivered free and clear of any liens, claims or encumbrances, except for restrictions imposed by reference to the registration requirements of the Securities Act of 1933.

8) Consultant Representations. Consultant hereby represents, knowing that the Client is relying thereon, that:

a)	Consultant is an Accredited Investor, as that term is defined in Regulation D in the Securities Act, 1933, and Consultant has completed the attached Exhibit A. Consultant understands the risk of accepting shares as compensation hereunder and acknowledges that sale of the shares is only possible if the shares are registered with appropriate securities regulators, which Client is under no obligation to do nor does client represent that it will do, or under available exemptions from registration which generally require one year to elapse from the date the shares are earned;
b)	Consultant has not in the past, nor will he in the future engage in any activity contrary to the securities laws of any jurisdiction including, without limitation , those of the United States of America; and
c)	Consultant has read and accepted the Viral Genetics Intellectual Property Agreement, attached hereto as Exhibit B, which is part of this Agreement and the provisions of which shall survive the expiration or earlier termination of this Agreement in strict accordance with the time periods as described therein.

9) Indemnification.

a)	The Client hereby indemnifies and defends the Consultant and each of his executors, heirs, assigns, and representatives, as applicable, (each, an "Indemnitee") against, and holds each Indemnitee harmless from , any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys' fees and disbursements (collectively, "Damages"), that any Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with (whether or not in connection with any third party claim):
i)	any breach of any representation or warranty made by the Client contained in this Agreement;
ii)	the failure of the Client to perform or to comply with any covenant or condition required to be performed or complied with in accordance with this Agreement; and
iii)	the good faith performance of the Services.
b)	Indemnification Procedures for Third Party Claims.
i)	Promptly after notice to an Indemnitee of any claim or the commencement of any action or proceeding, including any actions or proceedings by a third party (hereafter referred to as "Proceeding" or "Proceedings"), involving any Damage referred to in this Section, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against an Indemnitee pursuant to this Section, give written notice to the Client, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided , however, that the failure of any Indemnitee to give such notice shall not relieve the Client of its obligations hereunder, except to the extent that the Client is actually prejudiced by the failure to give such notice.

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ii)	In the case of any Proceeding by a third party against an Indemnitee, the Client shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and, after notice from the Client to the Indemnitee of its assumption of the defense thereof, the Client shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof (but the Indemnitee shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the Indemnitee as a result of any settlement or compromise thereof that is effected by the Indemnitee (without the written consent of the Client).
iii)	Anything in this Section 12 notwithstanding, if both the Client and the Indemnitee are named as parties or subject to such Proceeding and either party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the Client may decline to assume the defense on behalf of the Indemnitee or the Indemnitee may retain the defense on its own behalf, and , in either such case, after notice to such effect is duly given hereunder to the other party, the Client shall be relieved of its obligation to assume the defense on behalf of the Indemnitee, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the Indemnitee in such defense.
iv)	If the Client assumes the defense of any such Proceeding, the Indemntiee shall cooperate fully with the Client and shall appear and give testimony, produce documents and other tangible evidence, and otherwise assist the Client in conducting such defense. The Client shall not, without the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the Client shall fail promptly and diligently to assume the defense thereof, then the Indemnitee may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the Client the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

c)	The provisions of this Section 12 s hall survive the expiration or earlier termination of this Agreement.

10. Termination. Either party may terminate this Agreement for any reason upon 30 days prior written notice to the other party.

11) Consequences of Termination. Any termination or expiration of this Agreement, for any or no reason, shall not affect the obligation of the Company to pay compensation to Consultant that was earned or accrued prior to the date of termination or expiration. Other than as specifically provided for herein, no further fees or payments of any kind shall be owed to Consultant upon or following termination.

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12) Cooperation. The parties shall deal with each other in good faith, good faith meaning honesty in fact and the observance of all commercial standards of fair dealing and usages of trade, which are regularly observed within the industry.

13) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the patties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14) Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. If the parties agree, there shall be one arbitrator; otherwise there shall be a panel of three arbitrators. The cost of arbitration shall be borne by the Client. Judgment upon the reward rendered may be entered in any court having jurisdiction thereof.

15) Governing Law and Disputes. This Agreement shall be governed by the laws of the State of California, without regard to choice of law provisions.

16) Waiver. Any party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement.

17) Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

18) Counterpart and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference and shall not affect its meaning or interpretation.

19) Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the engagement of Consultant by the Client. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein . No letter, telegram, or communication passing between the parties hereto shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

20) Modification of Contract. This Agreement cannot be modified by tender, acceptance or endorsement of any instrument of payment, including check. Any words contained in an instrument of payment modifying this contract, including a waiver or release of any claims, or a statement referring to paying in full is void. This Agreement can only be modified in a separate writing, other than an instrument of payment, signed by the parties.

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21) Enforcement. Consultant acknowledges that any remedy at law for breach of Exhibit E would be inadequate, acknowledges that the Client would be irreparably damaged by an actual or threatened breach thereof, and agrees that the Client shall be entitled to an injunction restraining Consultant from any actual or threatened breach of Exhibit E as well as any further appropriate equitable relief without any bond or other security being required. The Client may pursue enforcement of Exhibit E by commencing an action at law or in equity without first pursuing arbitration pursuant to Section 16 of this Agreement. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

22) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. This Agreement may not be assigned without the consent of the parties; provided, however that nothing contained herein shall prevent Consultant from assigning or transferring any of the shares earned hereunder, to any person or entity in accordance with applicable securities laws and regulations.

23) Notices. All notices under this Agreement shall be in writing and shall be sent by certified or registered first class mail, return receipt requested, or shall be personally delivered , or sent by an overnight delivery service such as Federal Express, or shall be transmitted by telefax (provided such telefax message is confirmed by telephonic acknowledgment of receipt or by sending via other authorized means a confirmation copy of such notice) addressed to the parties at their respective last known business addresses.

Agreed to effective the 15th day of December 2011.

VIRAL GENETICS, INC.	BRETT MITCHELL

By: /s/ Haig Keledjian	/s/ Brett Mitchell
President

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EXHIBIT A

ACCREDITED INVESTOR QUESTIONNAIRE

PERSONAL FINANCIAL INFORMATION. The following information pertaining to the undersigned as a natural person and U.S. Persons within the meaning of Regulation S is being provided here in lieu of furnishing a personal financial statement. If correct, please acknowledge category (d) and at least one of categories (a), (b) and (c).

(a) My individual net worth, or joint net worth with my spouse excluding my primary residence, exceeds $1,000,000.

/s/ BM	Yes [ ]	No [X]

(b) My individual income in 2010 and 2011 exceeded $200,000 in each such year, and I reasonably expect my individual income will be in excess of $200,000 in 2012.

/s/ BM	Yes [ ]	No [X]

(c) The joint income of my spouse and I in 2010 and 2011 exceeded $300,000 in each such year, and I reasonably expect our joint income will be in excess of $300,000 in 2012.

/s/ BM	Yes [ ]	No [X]

(d) Considering the foregoing and all other relevant factors in my financial and personal circumstances, am able to bear the economic risk of an investment in the Client.

/s/ BM	Yes [X]	No [ ]

The foregoing is a true representation of my financial status:

/s/ Brett Mitchell

Brett Mitchell

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EXHIBIT B

Viral Genetics Intellectual Property Agreement

(the "Viral Genetics IP Agreement")

In consideration of Consultant entering into that certain Consulting Agreement dated as of the date hereof (the "Consulting Agreement") with Viral Genetics, Inc. ("Viral"), Consultant agrees as follows. Capitalized terms used herein that are not defined in this Viral Genetics IP Agreement shall be defined as in the Consulting Agreement.

1. Non-Solicitation . Consultant acknowledges that, in the course of performing Services (as used throughout this Viral Genetics IP Agreement as defined in the Consulting Agreement) for or on behalf of Viral, having access to Viral 's technology, reports, processes, materials, knowledge and know-how, data, facilities, books and records, Consultant may from time to time receive Confidential Information (as defined in Paragraph 2, below) of or with respect to Viral and hereby stipulates and agrees that such Confidential Information is a part of and essential to the operations and goodwill of Viral. In connection and in furtherance of the foregoing, Consultant may not (whether directly or indirectly; as the principal or on such person's own account; or solely or jointly with others as an Consultant, agent, independent contractor, consultant, general or limited partner, member, stockholder or holder of equity securities of any other person , other than through ownership of less than one percent of a class of publicly traded securities of a company) engage in any of the conduct or activity described below in this Paragraph 1.

(a) Consultant may not, so long as Consultant is a Consultant of Viral pursuant to the Consulting Agreement and until the third anniversary of the effective date of termination of the Consulting Agreement for any reason, solicit, induce or influence any person that at such time is (or, during the six (6) month period ending on the effective date of termination of the Consulting Agreement, was) a vendor, licensor, licensee, distributor, customer, company, Consultant, or independent contractor of Viral, excluding the University, to terminate any contract or agreement with Viral or leave the service of Viral. Consultant acknowledges that the restrictions in this subparagraph (a) of this Paragraph I will not impair Consultant's ability to carry on Consultant's profession or earn a living.

(b) Consultant may not, so long as Consultant is a Consultant of Viral and until the third anniversary of the effective date of termination of the Consulting Agreement for any reason, without the express prior written consent of Viral , participate either directly or indirectly in any discussion or negotiation with any person that at such time is (or, during the six month period ending on the effective date of termination of the Consulting Agreement, was) a vendor, licensor, licensee, distributor, customer, company, Consultant, or independent contractor of Viral the purpose of which discussion or negotiation would be materially adverse to the interests of Viral and the relationship existing between Viral and such person. Consultant acknowledges that the restrictions in this subparagraph (b) of Paragraph 1 will not impair Consultant’s ability to carry on Consultant's profession or earn a living.

2. Non-Disclosure of Information. Consultant understands that the covenants and agreements in this Paragraph 2 may limit Consultant 's ability to earn a livelihood in a business similar to the business of Viral of researching, developing and distributing biomedical products and technology, but nevertheless believes that Consultant has received and will receive sufficient consideration and other benefits from Viral so as to clearly justify such restrictions which, in any event (given Consultant's education, skills and ability), Consultant does not believe would prevent Consultant from earning a living:

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(a) Consultant acknowledges that, in the course of performing Services for or on behalf of Viral, having access to Viral's technology, reports, processes, knowledge and know-how, data, facilities, books and records, or otherwise being associated with Viral, Consultant will have access to, and become acquainted with, Confidential Information of or with respect to Viral and hereby stipulates and agrees that such Confidential Information is a part of and essential to the operations and goodwill of Viral. Consultant (i) hereby stipulates and acknowledges that the Confidential Information constitutes important, material, proprietary and confidential trade secrets of Viral that affect the successful conduct of the business and goodwill of, Viral; (ii) stipulates and acknowledges that any and all of the Confidential Information is the sole and exclusive property of Viral, regardless of whether Consultant was engaged in the development of any of such Confidential Information while performing Services for or on behalf of Viral; (iii) agrees to keep all such Confidential Information in strictest confidence, and not to, directly or indirectly, use or divulge, disclose or communicate to any person (other than a duly-authorized representative of Viral) any such Confidential Information other than in the ordinary course of business of Viral for the benefit of Viral; and (iv) agrees not to copy or otherwise duplicate any such Confidential Information or knowingly allow anyone else to copy or otherwise duplicate such Confidential Information, other than in the ordinary course of business of Viral for the benefit of Viral. Upon the termination of the Consulting Agreement, and at any time at the request of Viral, shall promptly return to Viral all copies of such Confidential Information delivered to or obtained by Consultant or, at the election of Viral, certify that all copies of such Confidential Information in the possession of Consultant or any person who received such Confidential Information from Consultant have been destroyed or erased, except that Consultant may keep one (I) copy thereof for the purpose of complying with the terms of this Agreement.

(b) "Confidential Information" means, with respect to Viral, any technical, financial, or business information (including, without limitation, manuals, forms, memoranda, reports, journals, data, test results, correspondence, business plans, customer lists, pricing lists, contracts, plans or specifications, or the like) that may disclose (or may reasonably be expected to disclose) the customs and practices, marketing methods and data, services and products, methods of doing business, manner of operation, know-how, formulas, technical data or information, clinical study protocols, patient or biologic information, manufacturing information or know-how, methods, processes, compounds, and other confidential information, regardless of whether in written, oral, graphic, encoded, encrypted, tangible, or intangible forms, all of which the Consultant hereby acknowledges constitute "trade secrets" within the meaning of the Uniform Trade Secrets Act, codified at Sections 3426 et seq. of the California Civil Code.

(c) Consultant shall have no obligation to preserve the confidential or proprietary nature of any information that (i) was already known to Consultant free of any obligation to keep such information confidential at the time of disclosure of such information; (ii) is or becomes publicly known through no wrongful act of Consultant; (iii) is rightfully received from a third person having no direct or indirect secrecy or confidentiality obligation to Viral; (iv) is disclosed to a third person by Viral without restrictions on confidentiality similar to those contained in this Paragraph 2; (v) is approved for disclosure by written authorization of Viral; (vi) is developed by Consultant or on Consultant 's behalf independently of the information disclosed to Consultant by Viral as shown by written record; or (vii) Consultant is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that Consultant promptly notifies Viral and cooperates reasonably with Viral's efforts to contest or limit the scope of such order.

(d) Except for the assignment provisions as provided in Section 3 of this Viral Genetics IP Agreement, the provisions of this Paragraph 2 shall apply to Consultant throughout the term of the Consulting Agreement and continue in perpetuity.

3. Assignment of lnventions. Consultant shall promptly disclose any Consultant Creations (as defined below) to Viral and any such Consultant Creations shall be Viral's sole property. All original works of authorship that are made by Consultant (in whole or in part, either alone or jointly with others) during and in the performance of the Services and that are protectable by copyright are "works made for hire" as defined in the United States Copyright Act ( 17 U.S.C.A. Section I 0 I). "Consultant Creation(s)" means any idea, concept, discovery, development, device, design, apparatus, use, machine, practice, process, method, product, composition of matter, improvement, formula, algorithm, literary or graphical or audiovisual work or sound recording, mask work, or computer program of any kind (whether or not subject to patent, copyright, trademark, trade secret, mask work right, or similar protection) that relate(s) in any way to any of Viral's biological or pharmaceutical products under investigation or development from time to time, or any manufacturing or production know-how, scientific know-how, processes, or procedures pertaining thereto that are made by Consultant, in whole or in part, either solely or jointly with others, during and in the performance of the Services, provided, however, that Consultant does not have a pre-existing obligation to assign any such Consultant Creation to the University. Consultant shall promptly notify Viral in advance or at the earliest reasonable time if any work being performed or proposed by Viral to be performed by Consultant under this Agreement may give rise to Consultant Creations that may be assignable to University under any agreements.

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(a) Consultant hereby assigns to Viral, and agrees to assign to Viral in the future where appropriate, any and all such Consultant Creations, and agrees to cooperate with Viral in the execution of appropriate instruments assigning and evidencing such assignment and ownership rights of Viral, to the maximum extent permitted by Section 2870 of the California Labor Code. In order that Viral may perfect and protect its rights to Consultant Creations as provided hereunder, Consultant agrees that Consultant's obligations regarding assignment of such Consultant Creations to Viral shall survive termination of Consultant's engagement with Viral for a term of three years following the date of termination of the Consult in g Agreement for any reason.

4. Enforcement. Consultant acknowledges that the covenants and the restrictions contained in this Agreement are necessary and required for the adequate protection of Viral and are necessary to preserve the goodwill of Viral and the value of its existing Confidential Information, inventions, contracts and relationships; such covenants relate to matters that are of a special, unique and extraordinary character that give each of such covenants or restrictions a special, unique and extraordinary value; and, a breach of any such covenant or restriction will result in loss of goodwill, invasion of property rights of Viral, unfair competition by the breaching party, and other irreparable harm and damages to Viral, which cannot be adequate l y compensated by a monetary award. It is accordingly agreed that Viral or any of its subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.- Nothing in this Agreement shall be construed as prohibiting Viral from pursuing any other legal or equitable remedies available to Viral for such breach or threatened breach of any of the provisions of this Agreement (including, without limitation, recovery of all damages from Consultant and an equitable accounting of all earnings, profits and other benefits arising from such violation).

5. Conflict. In the event of any conflict between any provision in this Agreement and any provision in the Consulting Agreement, the provision(s) in the Consulting Agreement shall govern.

AGREED:

/s/ Brett Mitchell	DATED: December 15, 2011
Brett Mitchell

VIRAL GENETICS, INC.

/s/ Haig Keledjian	DATED: ___________________
Haig Keledjian, President